Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

APPLIED OPTOELECTRONICS, INC.

Applied Optoelectronics, Inc. a Delaware corporation (the “Corporation”), hereby certifies that:

1. The first sentence of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended in its entirety to read as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is 125,000,000, of which (i) 120,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on the date set forth below.

APPLIED OPTOELECTRONICS, INC.

By: /s/ David Kuo

Name: David Kuo

Title: Chief Legal Officer, Chief Compliance Officer and Corporate Secretary

Date: June 12, 2025